June 2012 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated June 29, 2012 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

$         Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due on or about February 4, 2014

Buffered Performance Leveraged Upside Securities

The Buffered Performance Leveraged Upside Securities (the “Buffered PLUS”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “underlying equity”). At maturity, if the underlying equity has appreciated, UBS will repay the stated principal amount and pay a return equal to 2 times the equity performance factor, subject to the maximum payment at maturity of $12.00 to $12.40 per Buffered PLUS (to be determined on the pricing date). If the underlying equity has depreciated but the percentage decline from the initial price to the final price is equal to or less than the 10% buffer amount, UBS will repay the stated principal amount at maturity. However, if the underlying equity has depreciated and the percentage decline from the initial price to the final price is greater than the 10% buffer amount, UBS will repay less than the stated principal amount at maturity resulting in a loss on your investment that is equal to the percentage decline in the price of the underlying equity in excess of the 10% buffer amount. Accordingly, Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an international equity based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying equity. The Buffered PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Buffered PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Buffered PLUS and you could lose up to 90% of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying equity:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	July 30, 2012
Original issue date:	August 2,, 2012
Maturity date:	February 4, 2014, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

▪      If the final price is greater than the initial price:
$10 + leveraged upside payment.
In no event, however, will the payment at maturity exceed the maximum payment at maturity.

▪      If the final price is less than or equal to the initial price but has decreased from the initial price by an amount less than or equal to the buffer amount of 10%:
$10

▪      If the final price is less than the initial price and has decreased from the initial price by an amount greater than the buffer amount of 10%:
$10 + [$10 x (equity performance factor + buffer amount)]
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1 per Buffered PLUS.

Equity performance factor:	(final price - initial price) / initial price
Leveraged upside payment:	$10 x leverage factor x equity performance factor
Initial price:	, the closing price of the underlying equity on the pricing date
Final price:	The closing price of the underlying equity on the valuation date
Valuation date:	January 30, 2014, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Leverage factor:	2
Buffer amount:	10%
Maximum payment at maturity:	$12.00 to $12.40 per Buffered PLUS (120% to 124% of the stated principal amount) (to be determined on the pricing date)
Minimum payment at maturity	$1 per Buffered PLUS (10% of the stated principal amount)
CUSIP:	90268U598
ISIN:	US90268U5983
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.20	$9.80
Total	$	$	$

(1) UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of Buffered PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 per $10.00 stated principal amount of Buffered PLUS that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest”.

NOTICE TO INVESTORS: THE BUFFERED PLUS ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE BUFFERED PLUS AT MATURITY, AND THE BUFFERED PLUS CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE BUFFERED PLUS IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE BUFFERED PLUS.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE 12 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-15 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY BUFFERED PLUS. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR BUFFERED PLUS. YOU MAY LOSE A SIGNIFICANT PORTION YOUR INITIAL INVESTMENT IN THE BUFFERED PLUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE Buffered PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

Additional Information about UBS and the Buffered PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the Buffered PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated June 28, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000139340112000192/c317138_690742-424b2.htm

Prospectus dated January 11, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Buffered PLUS” refers to the Buffered Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Buffered Performance Leveraged Upside Securities”, dated June 28, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Buffered PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014 can be used:

▪	As an alternative to direct exposure to the underlying equity that enhances the return for a certain range of positive performance of the underlying equity; however, by investing in the Buffered PLUS, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying equity. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you
▪	To enhance returns and outperform the underlying equity in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying equity as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪	To obtain a buffer against a specified level of negative performance in the underlying equity

Maturity:	Approximately 18 months

Leverage factor:	2

Maximum payment at maturity	$12.00 to $12.40 per Buffered PLUS (120% to 124% of the stated principal amount) (to be determined on the pricing date)

Buffer amount:	10%

Minimum payment at maturity:	$1 per Buffered PLUS (10% of the stated principal amount)

Coupon:	None

Key Investment Rationale

Buffered PLUS offer leveraged exposure to the underlying equity, while providing a limited buffer against negative performance of the underlying equity. Once the underlying equity has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the underlying equity, subject to a minimum payment at maturity. At maturity, if the underlying equity has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying equity, subject to the maximum payment at maturity. At maturity, if the underlying equity has depreciated and (i) if the final price of the underlying equity has not declined by more than the specified buffer amount, UBS will pay you the stated principal amount or (ii) if the final price of the underlying equity has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying equity.

Upside Scenario	The underlying equity increases in price from the pricing date to the valuation date and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 2 times the equity performance factor, subject to the maximum payment at maturity.

Par Scenario	The underlying equity declines in price by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.

Downside Scenario	The underlying equity declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying equity from the initial price, plus the buffered amount of 10%. (Example: if the underlying equity decreases in value by 35%, the Buffered PLUS will redeem for $7.50, or 75% of the stated principal amount.) The minimum payment at maturity is $1 per Buffered PLUS.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

Investor Suitability

The Buffered PLUS may be suitable for you if:

■	You fully understand the risks inherent in an investment in the Buffered PLUS, including the risk of loss of up to 90% of your initial investment.
■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity subject to the buffer amount.
■	You believe the underlying equity will appreciate over the term of the Buffered PLUS and that the appreciation is unlikely to exceed 10% to 12%.
■	You understand and accept that your potential return is limited to the maximum payment at maturity and you would be willing to invest in the Buffered PLUS if the maximum payment at maturity was set equal to the bottom of the range for the anticipated maximum payment at maturity set forth herein (the actual maximum payment at maturity will be determined on the pricing date).
■	You can tolerate fluctuations in the price of the Buffered PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
■	You do not seek current income from your investment and are willing to forego dividends paid on the underlying equity.
■	You are willing and able to hold the Buffered PLUS to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the Buffered PLUS.
■	You are willing to assume the credit risk of UBS for all payments under the Buffered PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Buffered PLUS may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the Buffered PLUS, including the risk of loss of up to 90% of your initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
■	You believe that the price of the underlying equity will decline during the term of the Buffered PLUS and the final price will likely decline below the initial price by a percentage that is more than the buffer amount on the valuation date, or you believe the underlying equity will appreciate over the term of the Buffered PLUS and that appreciation is likely to equal or exceed 10% to 12%.
■	You cannot tolerate fluctuations in the price of the Buffered PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity
■	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.
■	You are unable or unwilling to hold the Buffered PLUS to maturity, a term of approximately 18 months, and seek an investment for which there will be an active secondary market.
■	You are not willing to assume the credit risk of UBS for all payments under the Buffered PLUS, including any repayment of principal.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

Fact Sheet

The Buffered PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of UBS, and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this free writing prospectus. At maturity, an investor will receive for each Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of the underlying equity on the valuation date. The Buffered PLUS provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of UBS. All payments on the Buffered PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Buffered PLUS and you could lose up to 90% of your initial investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date	Maturity date:
July 30, 2012	August 2, 2012 (3 business days after the pricing date)	January 30, 2014	February 4, 2014

Key Terms
Issuer:	UBS AG, London Branch
Underlying equity:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

▪      If the final price is greater than the initial price:
$10 + leveraged upside payment.
In no event, however, will the payment at maturity exceed the maximum payment at maturity.

▪      If the final price is less than or equal to the initial price but has decreased from the initial price by an amount less than or equal to the buffer amount of 10%:
$10

▪      If the final price is less than the initial price and has decreased from the initial price by an amount greater than the buffer amount of 10%:
$10 + [$10 x (equity performance factor + buffer amount)]
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1 per Buffered PLUS.

Equity performance factor:	(final price - initial price) / initial price
Leverage factor:	2
Buffer amount:	10%
Maximum payment at maturity:	$12.00 to $12.40 per Buffered PLUS (120% to 124% of the stated principal amount) (to be determined on the pricing date)
Minimum payment at maturity	$1 per Buffered PLUS (10% of the stated principal amount)
Leveraged upside payment:	$10 x leverage factor x equity performance factor
Initial price:	, the closing price of the underlying equity on the pricing date
Final price:	The closing price of the underlying equity on the valuation date
Valuation date:	January 30, 2014, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Risk factors:	Please see “Risk Factors” beginning on page 12.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	9026U598
ISIN:	US90268U5983
Tax considerations:

The United States federal income tax consequences of your investment in the Buffered PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ''Supplemental U.S. Tax Considerations’’ beginning on page PS-34 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Buffered PLUS. Pursuant to the terms of the Buffered PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Buffered PLUS as a pre-paid derivative contract with respect to the underlying equity. If your Buffered PLUS are so treated, subject to the discussion below with respect to “constructive ownership transactions” and “PFICs”, you should generally recognize long-term capital gain or loss upon the sale, exchange or maturity of your Buffered PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Buffered PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered PLUS, it is possible that your Buffered PLUS could alternatively be treated for tax purposes in the manner described under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ on page PS-35 of the accompanying product supplement.

A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying equity). Under the “constructive ownership” rules, if an investment in the Buffered PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-34 of the Buffered PLUS product supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Buffered PLUS (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Buffered PLUS).

Although the matter is not clear, all or a portion of any gain on the sale or settlement of a Buffered PLUS after one year could be treated as a “constructive ownership transaction.” If such treatment applies, any “Excess Gain” recognized by a U.S. holder in respect of the Buffered PLUS would be recharacterized as ordinary income. Moreover, because the U.S. holder does not share in distributions made on the underlying equity, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the underlying equity directly. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the underlying equity would be treated as a “passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by the underlying equity were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or becomes a PFIC.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Buffered PLUS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Buffered PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special ‘‘constructive ownership rules’’ of Section 1260 of the Code, as discussed above, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Buffered PLUS for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-34 of the accompanying product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Buffered PLUS purchased after the bill was enacted to accrue interest income over the term of the Buffered PLUS despite the fact that there will be no interest payments over the term of the Buffered PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered PLUS.

Recent Legislation

Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any gain realized with respect to the Buffered PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own ′′specified foreign financial assets’’ in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Buffered PLUS.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Buffered PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered PLUS if you comply with certain certification and identification requirements as to your foreign status including providing a validly executed Internal Revenue Service Form W-8 BEN. Gain from the sale or exchange of a Buffered PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-United States holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

PROSPECTIVE PURCHASERS OF BUFFERED PLUS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE BUFFERED PLUS.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Buffered PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Buffered PLUS as described below.

In connection with the sale of the Buffered PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of Buffered PLUS before and after the pricing date of the Buffered PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
Supplemental information regarding plan of distribution; conflicts of interest:

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the Buffered PLUS specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of Buffered PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each $10.00 stated principal amount of Buffered PLUS that Morgan Stanley Smith Barney LLC sells.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Buffered PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Buffered PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This free writing prospectus represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the closing price of the underlying equity.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying equity. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	2

Buffer amount:	10%

Hypothetical Maximum payment at maturity:	$12.20 per Buffered PLUS (122% of the stated principal amount)

Minimum payment at maturity:	$1 per Buffered PLUS

Buffered PLUS Payoff Diagram

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

How it works

▪	If the final price is greater than the initial price, investors will receive the $10 stated principal amount plus 2 times the appreciation of the underlying equity over the term of the Buffered PLUS, subject to the maximum payment at maturity.

▪	If the final price has appreciated from the initial price by 5%, investors will receive a 10% return, or $11.00 per Buffered PLUS.

▪	If the final price has appreciated from the initial price by 15% under the hypothetical terms of the Buffered PLUS, investors will receive only a 22% return or $12.20 per Buffered PLUS due to the hypothetical maximum payment at maturity.

▪	If the final price is less than or equal to the initial price but has decreased from the initial price by an amount less than or equal to the buffer amount of 10%, investors will receive an amount equal to the $10 stated principal amount.

▪	If the final price is less than the initial price and has decreased from the initial price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the $10 stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying equity from the initial price, plus the buffer amount of 10%. The minimum payment at maturity is $1 per Buffered PLUS.

▪	If the underlying equity depreciates 35%, investors would lose 25% of their principal and receive only $7.50 per Buffered PLUS at maturity, or 75% of the stated principal amount.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the final price of the underlying equity on the valuation date, as determined as follows:

If the final price is greater than the initial price:

$10 + leveraged upside payment.

		Leveraged Upside Payment

Principal		Principal				Leverage Factor			Equity Performance Factor
$10	+	[	$10	x	2		x	(	final price – initial price initial price	)	]

In no event, however, will the payment at maturity exceed the maximum payment at maturity.

If the final price is less than or equal to the initial price but has decreased from the initial price by an amount less than or equal to the buffer amount:

the stated principal amount of $10

If the final price is less than the initial price and has decreased from the initial price by an amount greater than the buffer amount:

$10 + [$10 x (equity performance factor + buffer amount)]

Principal			Principal			Equity Performance Factor		Buffer Amount

$10	+	[	$10	x	((	final price – initial price initial price	)	+	10%)]

Accordingly, if the final price is below the initial price by an amount greater than the buffer amount, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying equity, plus the buffer amount of 10%. You may lose up to 90% of your principal.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Risk Factors” in the related product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	The Buffered PLUS do not pay interest or guarantee return of principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of UBS. UBS will only pay you the principal amount of your Buffered PLUS in cash if (i) the underlying return is positive or (ii) the underlying return is zero or negative, but the percentage decline from the initial price to the final price is equal to or less than the buffer amount, and will only make such payment at maturity. If the final price of the underlying equity is below the initial price and its percentage decline is in excess of the buffer amount, you will lose a portion of your initial investment in an amount equal to the percentage decline in the price of the underlying equity from the pricing date to the valuation date in excess of the buffer amount. For example, as the buffer amount is 10%, an underlying return of -15% will result in a 5% loss of principal. Accordingly, you may lose a significant portion of your initial investment if the final price has declined from the initial price by a percentage greater than the buffer amount.

■	Buffered downside market exposure applies only at maturity. You should be willing to hold your Buffered PLUS to maturity. If you are able to sell your Buffered PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying equity at that time is equal to or above the initial price.

■	The leverage factor applies only at maturity. You should be willing to hold the Buffered PLUS to maturity. If you are able to sell the Buffered PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor or the Buffered PLUS and the return you realize may be less than 2 times the equity performance factor even if such return is positive and does not exceed the maximum payment at maturity. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the Buffered PLUS to maturity.

▪	Your potential return on the Buffered PLUS is limited to the maximum payment at maturity. The return potential of the Buffered PLUS is limited to the maximum payment at maturity of $12.00 to $12.40 (actual maximum payment at maturity to be determined on the pricing date). Although the leverage factor provides 200% exposure to any increase in the final price over the initial price, because the payment at maturity will be limited to 120% to 124% of the stated principal amount for the Buffered PLUS, any increase in the final price over the initial price by more than 10% to 12% of the initial price will not further increase the return on the Buffered PLUS. Your return on the Buffered PLUS may be less than it would be in a direct investment in the underlying equity.

▪	Credit risk of UBS — The Buffered PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Buffered PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Buffered PLUS and you could lose your entire investment.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS prior to maturity. Although we expect that generally the closing price of the underlying equity on the valuation date will affect the value of the Buffered PLUS more than any other single factor, other factors that may influence the value of the Buffered PLUS include: the value and volatility (frequency and magnitude of changes in value or price) of the underlying equity, the dividend yield of the underlying equity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying equity or equities markets generally and that may affect the closing price of the underlying equity, interest and yield rates in the market, time remaining until the Buffered PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of UBS. The value of the underlying equity may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See "Historical Information" below. You may receive less, and possibly significantly less, than the stated principal amount of the Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

▪	Owning the Buffered PLUS is not the same as owning the underlying equity. Owning the Buffered PLUS is not the same as owning the underlying equity. As a holder of the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity would have.

▪	No assurance that the investment view implicit in the Buffered PLUS will be successful. It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will rise above the initial price or that the final price will not decline below the initial price by a percentage more than the buffer amount. The final price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity or the securities constituting the assets of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing up to 90% of your initial investment.

▪	There is no affiliation between UBS and the issuers of the constituent stocks of the underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers. We are not affiliated with the underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity or the underlying equity constituent stock issuers. You, as an investor in the Buffered PLUS, should make your own investigation into the underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Buffered PLUS offered hereby in any way and have no obligation of any sort with respect to your Buffered PLUS. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Buffered PLUS.

▪	The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests. The underlying equity is an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

▪	Fluctuation of NAV. The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

▪	Failure of the underlying equity to track the level of the underlying index. The underlying equity is an exchange traded fund. Such underlying equity is designed and intended to track the level of a specific index (an “underlying index”), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Buffered PLUS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the Buffered PLUS declines. In addition, any secondary market prices for the Buffered PLUS may differ from values determined by pricing models used by UBS Securities LLC, as a result of dealer discounts, mark-ups or other transaction costs.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

▪	Exchange listing and secondary market. The Buffered PLUS will not be listed on any securities exchange. Although UBS Securities LLC may make a market in the Buffered PLUS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the Buffered PLUS, the price at which you may be able to sell your Buffered PLUS is likely to depend on the price, if any, at which UBS Securities LLC is willing to transact. If, at any time, UBS Securities LLC were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The Buffered PLUS are subject to currency exchange rate risk — The iShares® MSCI Emerging Markets Index Fund (the “EEM Fund”) invests in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EEM Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of EEM Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the EEM Fund invests will be adversely affected and the value of the Buffered PLUS may decrease.

▪	The Buffered PLUS are subject to non-U.S. securities market risk. The Buffered PLUS are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange. All of these factors could have a material adverse effect on the value of the Buffered PLUS.

▪	The Buffered PLUS are subject to emerging markets risk. The Buffered PLUS are subject to emerging markets risks. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Buffered PLUS are susceptible, before making a decision to invest in the Buffered PLUS.

▪	Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying equity or the issuers of securities constituting assets of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Buffered PLUS. The calculation agent, an affiliate of the issuer, will determine the final price and the payment at maturity based on the price of the underlying equity on the valuation date. The calculation agent can postpone the determination of the final price or the maturity date if a market disruption event occurs and is continuing on the valuation date.

▪	Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Buffered PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Buffered PLUS and the underlying equity to which the Buffered PLUS are linked.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS. One or more of our affiliates have hedged our obligations under the Buffered PLUS and will carry out hedging activities related to the Buffered PLUS (and other instruments linked to the underlying equity or the underlying index), including trading in the underlying equity and in stocks that constitute the underlying index, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying equity and the underlying index. Our affiliates also trade in the underlying equity or the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial price and, as a result, could have increased the value at which the underlying equity must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the value of the underlying equity on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	Uncertain tax treatment — Significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should read carefully the section entitled ‘‘Tax considerations’’ on page 6 herein and the section entitled ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-34 of the accompanying product supplement and consult your tax advisor about your tax situation.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

iShares® MSCI Emerging Markets Index Fund Overview

EEM Fund is one of the twenty-five separate investment portfolios that constitute iShares, Inc. The investment advisor for EEM Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares, Inc. EEM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the emerging markets, as measured by the MSCI Emerging Markets Index.

EEM Fund uses a representative sampling strategy to try to track the MSCI Emerging Markets Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets Index that collectively has an investment profile similar to the MSCI Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Emerging Markets Index. EEM Fund may or may not hold all of the securities that are included in the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index was developed by Morgan Stanley Capital International Inc. (‘‘MSCI’’) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets Index at any time. The MSCI Emerging Markets Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of March 31, 2012, ordinary operating expenses of EEM Fund are expected to accrue at an annual rate of 0.67% of EEM Fund’s daily net asset value. Expenses of EEM Fund reduce the net value of the assets held by EEM Fund and, therefore, reduce the value of the shares of EEM Fund.

As of March 31, 2012, EEM Fund held stocks from the following 22 emerging markets (and the United States): Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Peru, the Philippines, Poland, the Russian Federation, South Africa, South Korea, Taiwan, Thailand and Turkey. As of March 31, 2012, EEM Fund’s three largest industry concentrations were financials, information technology and energy.

Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11653 and 811-09102. EEM Fund’s website is http://us.ishares.com/product_info/fund/overview/EEM.htm. Shares of EEM Fund are listed on the NYSE Arca under ticker symbol ‘‘EEM.’’ Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus.

Information as of market close on June 26, 2012:

Bloomberg Ticker Symbol:	EEM
Current Price:	$37.41
52 Weeks Ago (on 6/24/11):	$45.50
52 Week High (on 7/7/11):	$48.46
52 Week Low (on 10/3/11):	$34.36

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

The following graph sets forth the daily closing prices of the underlying equity for the period from January 1, 2007 through June 26, 2012. The related table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying equity for each quarter in the same period. The closing price of the underlying equity on June 26, 2012 was $37.41. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical prices of the underlying equity should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying equity on the valuation date.

Underlying equity Historical Performance – Daily Closing Prices From January 1, 2007 to June 26, 2012

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 4, 2014

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying equity for each quarter in the period from January 1, 2007 through June 26, 2012. The closing price of the underlying equity on June 26, 2012 was $37.41. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing prices of the underlying equity should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying equity on the valuation date.

iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
2007
First Quarter	$39.53	$35.03	$38.75
Second Quarter	$44.42	$39.13	$43.82
Third Quarter	$50.11	$39.50	$49.78
Fourth Quarter	$55.64	$47.27	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter (through June 26, 2012)	$43.54	$36.68	$37.41

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